Exhibit 16.1

Dated 9/28/21

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 25049

We have read the statements under item 4.01 of the Current Report on Form 8-K of ABCO Energy, Inc. to be filed with the Securities and Exchange Commission on or about September 29, 2021. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Very truly yours,

Slack & Company CPAs LLC

Slack & Company CPAs, LLC

Ft. Mill, South Carolina